Capital City Bank Group, Inc.

Reports Third Quarter 2013 Results

TALLAHASSEE, Fla. (October 29, 2013) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income of $1.6 million, or $0.09 per diluted share for the third quarter of 2013 compared to net income of $0.8 million, or $0.05 per diluted share for the second quarter of 2013, and net income of $1.1 million, or $0.07 per diluted share, for the third quarter of 2012. For the first nine months of 2013, the Company reported net income of $3.3 million, or $0.19 per diluted share, compared to a net loss of $1.8 million, or $0.10 per diluted share for the same period in 2012.

Compared to the second quarter of 2013, performance reflects a lower loan loss provision of $0.9 million, an increase in noninterest income of $0.5 million and a decrease in noninterest expense of $0.1 million, partially offset by lower net interest income of $0.4 million and higher income taxes of $0.3 million.

Compared to the third quarter of 2012, the increase in earnings was due to a lower loan loss provision of $2.3 million and higher noninterest income of $0.7 million, partially offset by lower net interest income of $1.8 million, an increase in noninterest expense of $0.2 million and higher income taxes of $0.5 million.

The increase in earnings for the first nine months of 2013 versus the comparable period in 2012 is attributable to a lower loan loss provision of $10.3 million, an increase in noninterest income of $0.7 million and a decrease in noninterest expense of $2.9 million, partially offset by a reduction in net interest income of $5.0 million and higher income taxes of $3.8 million.

“We continue to make progress as improving credit quality has led to lower credit costs and expense management initiatives are resulting in lower operating costs,” said William G. Smith, Jr., Chairman, President and CEO.  “Our credit metrics continue to improve with nonperforming assets declining for the seventh consecutive quarter, reaching their lowest level since the third quarter of 2008. Past due loans are also at the lowest level we’ve seen since this cycle began. Our retail strategy for the disposition of OREO continues to produce strong results, and we remain committed to this approach as we believe it generates the best economic outcome for our shareowners.  While improving credit costs have been the greatest contributor, year-to-date earnings have also benefited from higher fee income and lower operating expenses.  Although choppy, we are making steady progress, and I am encouraged about the future,” said Smith.

The Return on Average Assets was 0.25% and the Return on Average Equity was 2.51% for the third quarter of 2013. These metrics were 0.13% and 1.35% for the second quarter of 2013, and 0.17% and 1.77% for the third quarter of 2012, respectively.

For the first nine months of 2013, the Return on Average Assets was 0.17% and the Return on Average Equity was 1.75% compared to -0.09% and -0.93%, respectively, for the same period in 2012.

Discussion of Financial Condition

Average earning assets were $2.201 billion for the third quarter of 2013, a decrease of $5.3 million, or 0.2%, from the second of 2013 and an increase of $22.4 million, or 1.0%, over the fourth quarter of 2012.  The change in earning assets from the prior quarter reflects a decline in the overnight funds position reflecting a lower level of deposits. The increase compared to the fourth quarter of 2012 primarily reflects a higher level of public fund deposits.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $412.1 million during the third quarter of 2013 compared to an average net overnight funds sold position of $419.0 million in the second quarter of 2013 and an average overnight funds sold position of $366.0 million in the fourth quarter of 2012.  The lower balance when compared to the second quarter of 2013 primarily reflects the decline in deposits. Additionally, a shift in earning asset mix continued to occur due to growth in the investment portfolio while the loan portfolio declined. The increase when compared to the fourth quarter of 2012 reflects the declining loan portfolio and a higher level of public funds, partially offset by an increase in the investment portfolio.

Economic uncertainty and deleveraging by our clients continues to generate a historically high level of liquidity, which, given the current operating environment, is difficult to profitably deploy without taking inordinate risks. Where practical we are working to lower the level of overnight funds by adding to our investment portfolio with short-duration securities and reducing deposit balances. We continue to use a fully-insured money market account which is offered by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to lower our overnight fund balances.

When compared to the second quarter of 2013 and fourth quarter of 2012, average loans declined by $20.9 million and $82.2 million, respectively. Most loan categories have experienced declines with the reduction primarily in the commercial real estate and residential real estate categories. Our core loan portfolio continues to be impacted by normal amortization and a higher level of payoffs that have outpaced our new loan production.

New loan production has improved over the past four quarters as our efforts to stimulate loan growth are ongoing. Without compromising our credit standards or taking on inordinate interest rate risk, we have modified several lending programs in our business and commercial real estate areas to try and mitigate the significant impact that consumer and business deleveraging is having on our portfolio.

Nonperforming assets (nonaccrual loans and OREO) totaled $94.7 million at the end of the third quarter of 2013, a decrease of $2.0 million from the second quarter of 2013 and $22.9 million from the fourth quarter of 2012. Nonaccrual loans totaled $41.7 million at the end of the third quarter of 2013, a slight increase of $0.1 million over the second quarter of 2013 and a decrease of $22.5 million from the fourth quarter of 2012. Nonaccrual loan additions totaled $11.1 million in the third quarter of 2013 and $29.6 million for the first nine months of 2013, which compares to $48.5 million in the first nine months of 2012. The balance of OREO totaled $53.0 million at the end of the third quarter of 2013, a decrease of $2.1 million from the second quarter of 2013 and $0.4 million from the fourth quarter of 2012. For the third quarter of 2013 we added properties totaling $3.7 million, sold properties totaling $5.2 million, and recorded valuation adjustments totaling $0.6 million. For the first nine months of 2013, we have added properties totaling $21.0 million, sold properties totaling $18.5 million, and recorded valuation adjustments totaling $2.9 million. Nonperforming assets represented 3.77% of total assets at both September 30, 2013 and June 30, 2013,and 4.47% at December 31, 2012.

Average total deposits were $2.059 billion for the third quarter of 2013, a decrease of $8.1 million, or 0.4%, from the second quarter of 2013 and higher by $8.4 million, or 0.4%, over the fourth quarter of 2012.  The decrease in deposits when compared to the second quarter of 2013 resulted primarily from the reduction in the level of public funds and money market accounts, partially offset by higher noninterest bearing demand and savings accounts. When compared to the fourth quarter of 2012, the increase was a result of higher public funds and savings accounts, partially offset by lower certificates of deposit and regular NOWs.

Core deposits experienced growth when compared to both periods as the Bank continues to expand relationships and grow the client base. The seasonal inflow of public funds will begin late in the fourth quarter of 2013 and continue into the first quarter of 2014. Both events are anticipated to increase the overnight funds position during the fourth quarter.

Our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

Average borrowings decreased by $2.6 million when compared to the second quarter of 2013 as a result of payoff/amortization of FHLB advances and lower repurchase agreement balances. Borrowings increased by $2.2 million when compared to the fourth quarter of 2012, primarily a result of higher repurchase agreement balances, partially offset by FHLB advance payoffs/amortization.

Discussion of Operating Results

Tax equivalent net interest income for the third quarter of 2013 was $19.4 million compared to $19.7 million for the second quarter of 2013 and $21.2 million for the third quarter of 2012.  The decrease in tax equivalent net interest income compared to the prior periods was due to a reduction in loan income primarily attributable to declining loan balances and unfavorable asset repricing, partially offset by a reduction in interest expense and a lower level of foregone interest on loans.  The lower interest expense is attributable to favorable repricing on FHLB advances and certificates of deposit, which reflects both lower balances and favorable repricing. For the nine months ended September 30, 2013, tax equivalent net interest income totaled $59.2 million compared to $64.3 million for the same period of 2012.

Pressure on net interest income continues primarily as a result of the declining loan portfolio and the low rate environment.  Loans have declined by approximately $102 million since the third quarter of 2012. The low rate environment, although favorable to the repricing of deposits, continues to negatively impact the loan and investment portfolios. Increased lending competition in all markets has also unfavorably impacted the pricing for loans.

Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing, although the impact is expected to be minimal.

The net interest margin for the third quarter of 2013 was 3.49%, a decrease of ten basis points from the second quarter of 2013, and a decline of 33 basis points from the third quarter of 2012.  The decrease in the margin for both comparable periods is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds.

The provision for loan losses for the third quarter of 2013 was $0.6 million compared to $1.4 million in the second quarter of 2013 and $2.9 million for the third quarter of 2012. For the nine month period ended September 30, 2013, the loan loss provision totaled $3.1 million compared to $13.4 million for the same period in 2012. The decrease compared to the second quarter of 2013 reflects continued improvement in key credit metrics, including our level of classified loans which declined noticeably during the quarter. The reduction in the provision from both of the prior year periods was due to a significant decline in loan losses, a reduced level of problem loan inflow, and overall improvement in key credit metric trends. Net charge-offs for the third quarter of 2013 totaled $2.8 million, or 0.78%(annualized), of average loans compared to $2.0 million, or 0.54%, for the second quarter of 2013 and $2.6 million, or 0.66%, in the third quarter of 2012. For the first nine months of 2013, net charge-offs totaled $7.2 million, or 0.66%(annualized), of average loans compared to $14.2 million, or 1.21%, for the same period of 2012. Lower charge-offs in our residential real estate and commercial real estate portfolios drove the decrease in loan losses comparing 2013 to 2012. At September 30, 2013, the allowance for loan losses of $25.0 million was 1.75% of outstanding loans (net of overdrafts) and provided coverage of 60% of nonperforming loans compared to 1.89% and 66%, respectively, at June 30, 2013, and 1.93% and 45%, respectively, at December 31, 2012.

Noninterest income for the third quarter of 2013 totaled $14.3 million, an increase of $0.5 million, or 3.3%, over the second quarter of 2013 and $0.7 million, or 5.4%, over the third quarter of 2012. The increase over the second quarter of 2013 was driven by higher deposit fees of $0.3 million and wealth management fees of $0.2 million. The increase in deposit fees was due to higher overdraft fees and the increase in wealth management primarily reflects an increase in retail brokerage fees due to increased client trading activity. Compared to the third quarter of 2012, the increase was due to higher wealth management fees driven by an increase in retail brokerage fees reflective of increased client trading activity and growth in new accounts. For the nine month period ended September 30, 2013, noninterest income totaled $41.7 million, a $0.7 million increase over the same period in 2012 due to higher wealth management fees of $0.6 million and mortgage banking fees of $0.2 million. Wealth management fees increased due to higher retail brokerage fees reflective of increased client trading activity and growth in new account openings. The increase in mortgage fees was attributable to a higher margin for sold loans.

Noninterest expense for the third quarter of 2013 totaled $30.4 million, a decrease of $0.1 million, or 0.5%, from the second quarter of 2013 attributable to lower compensation expense of $0.5 million and OREO expense of $0.3 million, partially offset by higher occupancy expense of $0.3 million and other expense of $0.4 million. Compensation expense declined primarily due to a reduction in pension expense reflective of a lower required 2013 expense upon finalization of actuarial work. Lower stock compensation also contributed to the decrease. The decrease in OREO expense was due to a reduction in the level of property valuation adjustments. The increase in occupancy expense was driven by a higher level of premises maintenance activity as well as utility costs. Higher advertising costs and professional fees drove the increase in the other expense category. Compared to the third quarter of 2012, noninterest expense increased by $0.2 million, or 0.8%, primarily reflective of higher compensation expense of $0.6 million that was partially offset by lower OREO expense of $0.5 million. Higher pension expense and stock compensation expense drove the increase in compensation. The reduction in OREO expense reflects a reduced level of property valuation adjustments as well as property carrying costs. For the nine month period ended September 30, 2013, noninterest expense totaled $92.2 million, a decrease of $2.9 million, or 3.0%, from the same period of 2012 attributable to lower occupancy expense of $0.6 million, OREO expense of $2.1 million, intangible amortization expense of $0.2 million, and other expense of $1.1 million, partially offset by higher compensation expense of $1.1 million. Declines were realized in most of the occupancy expense categories and were generally driven by stronger cost controls and other cost reduction initiatives. The reduction in OREO expense was primarily attributable to a lower level of losses from the sale of properties and to a lesser extent reduction in carrying costs for properties. The decrease in intangible amortization reflects the full amortization of our remaining core deposit intangible asset in early 2013. The other expense category declined due to reduction in legal fees, professional fees, postage costs, and printing/supplies expense. Higher compensation expense reflects an increase in our pension plan expense of $0.8 million, stock compensation expense of $0.8 million, and associate insurance expense of $0.2 million that was partially offset by lower salary expense of $0.7 million.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded bank holding companies headquartered in Florida and has approximately $2.5 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the Company’s need and our ability to incur additional debt or equity financing; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate used for the Company’s loan loss provision and deferred tax valuation allowance; a decrease to the market value of the Company that could result in an impairment of goodwill; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the frequency and magnitude of foreclosure of the Company’s loans; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

		Three Months Ended		Nine Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
EARNINGS
Net Income (Loss)	$1,591	$843	$1,121	$3,273	$(1,767)
Net Income (Loss) Per Common Share	$0.09	$0.05	$0.07	$0.19	$(0.10)
PERFORMANCE
Return on Average Assets	0.25%	0.13%	0.17%	0.17%	-0.09%
Return on Average Equity	2.51%	1.35%	1.77%	1.75%	-0.93%
Net Interest Margin	3.49%	3.59%	3.82%	3.57%	3.81%
Noninterest Income as % of Operating Revenue	42.82%	41.68%	39.31%	41.71%	39.28%
Efficiency Ratio	90.42%	91.07%	86.89%	91.39%	90.06%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	15.60%	15.36%	14.43%	15.60%	14.43%
Total Capital Ratio	16.97%	16.73%	15.80%	16.97%	15.80%
Tangible Common Equity Ratio	6.84%	6.64%	6.86%	6.84%	6.86%
Leverage Ratio	10.16%	10.07%	9.83%	10.16%	9.83%
Equity to Assets	9.99%	9.73%	10.04%	9.99%	10.04%
ASSET QUALITY
Allowance as % of Non-Performing Loans	60.00%	65.66%	40.80%	60.00%	40.80%
Allowance as a % of Loans	1.75%	1.89%	1.97%	1.75%	1.97%
Net Charge-Offs as % of Average Loans	0.78%	0.54%	0.66%	0.66%	1.21%
Nonperforming Assets as % of Loans and ORE	6.38%	6.44%	8.02%	6.38%	8.02%
Nonperforming Assets as % of Total Assets	3.77%	3.77%	5.10%	3.77%	5.10%
STOCK PERFORMANCE
High	$13.08	$12.64	$10.96	$13.08	$10.96
Low	11.06	10.12	7.00	10.12	6.35
Close	11.78	11.53	10.64	11.78	10.64
Average Daily Trading Volume	$18,380	$16,366	$23,737	$19,334	$28,826

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2013			2012
(Dollars in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
ASSETS
Cash and Due From Banks	$51,136	$67,811	$52,677	$66,238	$53,076
Funds Sold and Interest Bearing Deposits	358,869	391,457	461,714	443,494	314,318
Total Cash and Cash Equivalents	410,005	459,268	514,391	509,732	367,394

Investment Securities - Available-for-Sale	271,838	350,614	307,502	296,985	288,166
Investment Securities - Held-to-Maturity	97,309	0	0	0	0
Total Investment Securities	369,147	350,614	307,502	296,985	288,166

Loans Held for Sale	13,822	15,362	11,422	14,189	16,527

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	123,253	126,931	125,905	139,850	135,939
Real Estate - Construction	31,454	35,823	37,948	37,512	39,537
Real Estate - Commercial	570,736	581,501	599,517	613,625	609,671
Real Estate - Residential	305,811	302,254	304,786	310,439	328,258
Real Estate - Home Equity	230,212	232,530	233,205	236,263	239,446
Consumer	148,321	142,620	146,043	150,728	154,389
Other Loans	5,220	5,904	5,187	11,547	6,891
Overdrafts	2,835	2,554	2,307	7,149	2,637
Total Loans, Net of Unearned Interest	1,417,842	1,430,117	1,454,898	1,507,113	1,516,768
Allowance for Loan Losses	(25,010)	(27,294)	(27,803)	(29,167)	(30,222)
Loans, Net	1,392,832	1,402,823	1,427,096	1,477,946	1,486,546

Premises and Equipment, Net	103,702	104,743	105,883	107,092	109,003
Intangible Assets	84,891	84,937	84,985	85,053	85,161
Other Real Estate Owned	53,018	55,087	58,421	53,426	53,172
Other Assets	87,055	89,024	95,613	89,561	87,815
Total Other Assets	328,666	333,791	344,902	335,132	335,151

Total Assets	$2,514,472	$2,561,858	$2,605,313	$2,633,984	$2,493,784

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$626,114	$644,739	$616,017	$609,235	$596,660
NOW Accounts	668,240	706,101	765,030	842,435	703,327
Money Market Accounts	283,338	287,340	299,118	267,766	285,084
Regular Savings Accounts	211,174	204,594	200,492	184,541	181,523
Certificates of Deposit	228,020	228,349	233,325	241,019	254,000
Total Deposits	2,016,886	2,071,123	2,113,982	2,144,996	2,020,594

Short-Term Borrowings	51,918	46,081	50,682	47,435	42,388
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	40,244	41,251	41,224	46,859	38,126
Other Liabilities	91,369	91,227	87,930	84,918	79,427

Total Liabilities	2,263,304	2,312,569	2,356,705	2,387,095	2,243,422

SHAREOWNERS' EQUITY
Common Stock	173	173	173	172	172
Additional Paid-In Capital	40,481	40,210	39,580	38,707	38,493
Retained Earnings	240,842	239,251	238,408	237,569	235,694
Accumulated Other Comprehensive Loss, Net of Tax	(30,328)	(30,345)	(29,553)	(29,559)	(23,997)

Total Shareowners' Equity	251,168	249,289	248,608	246,889	250,362

Total Liabilities and Shareowners' Equity	$2,514,4	$2,561,858	$2,605,313	$2,633,984	$2,493,784

OTHER BALANCE SHEET DATA
Earning Assets	$2,159,680	$2,187,549	$2,235,537	$2,261,781	$2,135,779
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	—	—	—	19	79
Other	80	126	174	223	271
Interest Bearing Liabilities	1,545,821	1,576,601	1,652,758	1,692,942	1,567,335

Book Value Per Diluted Share	$14.44	$14.36	$14.35	$14.31	$14.54
Tangible Book Value Per Diluted Share	9.56	9.47	9.44	9.38	9.59

Actual Basic Shares Outstanding	17,336	17,336	17,319	17,232	17,223
Actual Diluted Shares Outstanding	17,396	17,372	17,326	17,259	17,223

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

						Nine Months Ended
	2013			2012		September 30,
(Dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2013	2012
INTEREST INCOME
Interest and Fees on Loans	$19,264	$19,709	$20,154	$20,756	$21,274	$59,127	$64,638
Investment Securities	717	710	704	808	798	2,131	2,532
Funds Sold	269	279	270	223	254	818	723
Total Interest Income	20,250	20,698	21,128	21,787	22,326	62,076	67,893

INTEREST EXPENSE
Deposits	335	367	415	429	480	1,117	1,679
Short-Term Borrowings	46	61	82	69	71	189	127
Subordinated Notes Payable	339	342	339	351	372	1,020	1,126
Other Long-Term Borrowings	330	333	347	383	372	1,010	1,204
Total Interest Expense	1,050	1,103	1,183	1,232	1,295	3,336	4,136
Net Interest Income	19,200	19,595	19,945	20,555	21,031	58,740	63,757
Provision for Loan Losses	555	1,450	1,070	2,766	2,864	3,075	13,400
Net Interest Income after Provision for Loan Losses	18,645	18,145	18,875	17,789	18,167	55,665	50,357

NONINTEREST INCOME
Deposit Fees	6,474	6,217	6,165	6,764	6,406	18,856	19,028
Bank Card Fees	2,715	2,754	2,661	2,612	2,616	8,130	8,171
Wealth Management Fees	2,130	1,901	1,915	1,818	1,686	5,946	5,363
Mortgage Banking Fees	869	968	1,043	910	978	2,880	2,690
Data Processing Fees	662	670	653	671	687	1,985	2,042
Other	1,456	1,339	1,151	1,343	1,202	3,946	3,773
Total Noninterest Income	14,306	13,849	13,588	14,118	13,575	41,743	41,067

NONINTEREST EXPENSE
Compensation	16,158	16,647	16,739	15,772	15,510	49,544	48,470
Occupancy, Net	4,403	4,161	4,418	4,429	4,590	12,982	13,626
Intangible Amortization	46	48	68	108	108	162	323
Other Real Estate	2,148	2,408	2,884	1,900	2,603	7,440	9,528
Other	7,678	7,318	7,091	7,259	7,390	22,087	23,144
Total Noninterest Expense	30,433	30,582	31,200	29,468	30,201	92,215	95,091

OPERATING PROFIT (LOSS)	2,518	1,412	1,263	2,439	1,541	5,193	(3,667)
Income Tax Expense (Benefit)	927	569	424	564	420	1,920	(1,900)
NET INCOME (LOSS)	$1,591	$843	$839	$1,875	$1,121	$3,273	$(1,767)

PER SHARE DATA
Basic Income (Loss)	$0.09	$0.05	$0.05	$0.11	$0.07	$0.19	$(0.10)
Diluted Income (Loss)	$0.09	$0.05	$0.05	$0.11	$0.07	$0.19	$(0.10)
AVERAGE SHARES
Basic	17,336	17,319	17,302	17,229	17,215	17,319	17,196
Diluted	17,396	17,355	17,309	17,256	17,228	17,381	17,196

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited

	2013	2013	2013	2012	2012
(Dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$27,294	$27,803	$29,167	$30,222	$29,929
Provision for Loan Losses	555	1,450	1,070	2,766	2,864
Net Charge-Offs	2,839	1,959	2,434	3,821	2,571
Balance at End of Period	$25,010	$27,294	$27,803	$29,167	$30,222
As a % of Loans	1.75%	1.89%	1.90%	1.93%	1.97%
As a % of Nonperforming Loans	60.00%	65.66%	61.17%	45.42%	40.80%

CHARGE-OFFS
Commercial, Financial and Agricultural	$138	$119	$154	$166	$331
Real Estate - Construction	278	110	610	227	127
Real Estate - Commercial	882	1,050	1,043	468	512
Real Estate - Residential	1,178	1,053	683	2,877	981
Real Estate - Home Equity	362	322	113	745	834
Consumer	674	351	296	488	355
Total Charge-Offs	$3,512	$3,005	$2,899	$4,971	$3,140

RECOVERIES
Commercial, Financial and Agricultural	$87	$38	$51	$87	$53
Real Estate - Construction	1	—	—	7	9
Real Estate - Commercial	167	144	38	468	34
Real Estate - Residential	167	396	96	83	76
Real Estate - Home Equity	13	224	18	250	15
Consumer	238	244	262	255	382
Total Recoveries	$673	$1,046	$465	$1,150	$569

NET CHARGE-OFFS	$2,839	$1,959	$2,434	$3,821	$2,571

Net Charge-Offs as a % of Average Loans(1)	0.78%	0.54%	0.66%	1.00%	0.66%

RISK ELEMENT ASSETS
Nonaccruing Loans	$41,682	$41,566	$45,448	$64,222	$74,075
Other Real Estate Owned	53,018	55,087	58,421	53,426	53,172
Total Nonperforming Assets	$94,700	$96,653	$103,869	$117,648	$127,247

Past Due Loans 30-89 Days	$8,427	$9,017	$9,274	$9,934	$12,923
Past Due Loans 90 Days or More	0	0	0	0	0
Performing Troubled Debt Restructuring's	$50,692	$52,729	$53,108	$47,474	$45,973

Nonperforming Loans as a % of Loans	2.91%	2.88%	3.10%	4.22%	4.83%
Nonperforming Assets as a % of
Loans and Other Real Estate	6.38%	6.44%	6.81%	7.47%	8.02%
Nonperforming Assets as a % of Total Assets	3.77%	3.77%	3.99%	4.47%	5.10%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	Third Quarter 2013				Second Quarter 2013				First Quarter 2013				Fourth Quarter 2012				Third Quarter 2012				Sept 2013 YTD				Sept 2012 YTD
(Dollars in thousands)	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate	Average Balance		Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,436,039		19,342	5.34%	$1,456,904		19,790	5.45%	$1,496,432		20,228	5.48%	$1,518,280		20,837	5.46%	$1,541,262		21,366	5.51%	$1,462,904		$59,361	5.43%	$1,569,420		$64,943	5.53%

Investment Securities
Taxable Investment Securities	232,094		571	0.95	225,770		578	1.02	215,087		590	1.10	219,985		697	1.26	214,431		691	1.28	224,379		1,739	0.99	224,584		2,215	1.33
Tax-Exempt Investment Securities	121,119		223	0.73	104,981		200	0.76	80,946		174	0.86	74,647		172	0.92	67,446		163	0.97	102,496		596	0.77	62,509		486	1.04

Total Investment Securities	353,213	#	794	0.89	330,751	#	778	0.94	296,033	#	764	1.04	294,632	#	869	1.17	281,877	#	854	1.21	326,875	#	2,335	0.95	287,093	#	2,701	1.25

Funds Sold	412,138		269	0.26	419,039		279	0.27	448,424		270	0.24	366,034		223	0.24	386,027		254	0.26	426,401		818	0.26	390,122		723	0.25

Total Earning Assets	2,201,390		$20,405	3.68%	2,206,694		$20,847	3.79%	2,240,889		$21,262	3.85%	2,178,946		$21,929	4.00%	2,209,166		$22,474	4.05%	2,216,180		$62,514	3.77%	2,246,635		$68,367	4.06%

Cash and Due From Banks	51,640				49,081				50,679				51,344				47,207				50,470				48,112
Allowance for Loan Losses	(27,636)				(29,012)				(30,467)				(30,605)				(30,260)				(29,028)				(31,077)
Other Assets	333,001				337,765				337,579				334,326				340,126				336,098				345,361

Total Assets	$2,558,395				$2,564,528				$2,598,680				$2,534,011				$2,566,239				$2,573,720				$2,609,031

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$676,855		$107	0.06%	$716,459		$124	0.07%	$788,660		$156	0.08%	$714,682		$131	0.07%	$740,178		$144	0.08%	$726,915		$388	0.07%	$790,733		$503	0.08%
Money Market Accounts	284,920		53	0.07	289,637		54	0.07	282,847		54	0.08	275,458		57	0.08	287,250		60	0.08	285,809		161	0.08	281,746		198	0.09
Savings Accounts	207,631		26	0.05	202,784		25	0.05	193,033		23	0.05	182,760		23	0.05	179,445		23	0.05	201,203		74	0.05	173,346		64	0.05
Time Deposits	231,490		149	0.26	231,134		164	0.29	238,441		182	0.31	247,679		218	0.35	263,007		253	0.38	233,663		494	0.28	273,838		914	0.45
Total Interest Bearing Deposits	1,400,896	#	335	0.09%	1,440,014	#	367	0.10%	1,502,981	#	415	0.11%	1,420,579	#	429	0.12%	1,469,880	#	480	0.13%	1,447,590	#	1,117	0.10%	1,519,663	#	1,679	0.15%

Short-Term Borrowings	49,919		46	0.37%	52,399		61	0.47%	55,255		82	0.60%	45,893		69	0.59%	59,184		71	0.48%	52,505		189	0.48%	54,289		127	0.31%
Subordinated Notes Payable	62,887		339	2.11	62,887		342	2.15	62,887		339	2.15	62,887		351	2.19	62,887		372	2.31	62,887		1,020	2.14	62,887		1,126	2.35
Other Long-Term Borrowings	40,832		330	3.21	40,942		333	3.26	42,898		347	3.29	42,673		383	3.57	38,494		372	3.85	41,550		1,010	3.25	41,123		1,204	3.91

Total Interest Bearing Liabilities	1,554,534		$1,050	0.27%	1,596,242		$1,103	0.28%	1,664,021		$1,183	0.29%	1,572,032		$1,232	0.31%	1,630,445		$1,295	0.32%	1,604,532		$3,336	0.28%	1,677,962		$4,136	0.33%

Noninterest Bearing Deposits	658,602				627,633				599,986				630,520				605,602				628,955				604,333
Other Liabilities	93,642				90,168				85,116				78,442				78,446				89,673				73,795

Total Liabilities	2,306,778				2,314,043				2,349,123				2,280,994				2,314,493				2,323,160				2,356,090

SHAREOWNERS' EQUITY:	251,617				250,485				249,557				253,017				251,746				250,560				252,941

Total Liabilities and Shareowners' Equity	$2,558,395				$2,564,528				$2,598,680				$2,534,011				$2,566,239				$2,573,720				$2,609,031

Interest Rate Spread			$19,355	3.41%			$19,744	3.51%			$20,079	3.56%			$20,697	3.69%			$21,179	3.73%			$59,178	3.49%			$64,231	3.73%

Interest Income and Rate Earned(1)			20,405	3.68			20,847	3.79			21,262	3.85			21,929	4.00			22,474	4.05			62,514	3.77			68,367	4.06
Interest Expense and Rate Paid(2)			1,050	0.19			1,103	0.20			1,183	0.21			1,232	0.22			1,295	0.23			3,336	0.20			4,136	0.26

Net Interest Margin			$19,355	3.49%			$19,744	3.59%			$20,079	3.64%			$20,697	3.78%			$21,179	3.82%			$59,178	3.57%			$64,231	3.81%

(1)  Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2)  Rate calculated based on average earning assets.